Exhibit 99.1

NTS Realty Holdings Limited Partnership Announces the Closing of its Merger with NTS-Properties III, NTS-Properties IV, NTS-Properties V, NTS-Properties VI and NTS-Properties VII

Louisville, KY (December 29, 2004) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that its merger with NTS-Properties III, NTS-Properties IV, NTS-Properties V, a Maryland Limited Partnership, NTS-Properties VI, a Maryland Limited Partnership, and NTS-Properties VII, Ltd. (collectively, the “Existing Partnerships”), and all related transactions, became effective on December 28, 2004.  The Company’s limited partnership units (the “Units”) are able to be traded on the American Stock Exchange (the “AMEX”) on a “when-issued” basis as of the opening of the AMEX on December 29, 2004.

A spokesperson for the Company indicated that the Company will mail to each limited partner of the Existing Partnerships a copy of: (1) this press release; (2) a letter of transmittal; and (3) answers to a list of frequently asked questions.  The letter of transmittal is the mechanism by which limited partners may exchange their limited partnership interests in the Existing Partnerships for Units.  The list of frequently asked questions provides, among other things, an explanation of and instructions on how to complete the letter of transmittal, as well as a description of “when-issued” trading.

Exchange Values

A spokesperson for the Company explained that, in exchange for their interests in the Existing Partnerships, the limited partners of each Existing Partnership will receive a number of Units pursuant to the following formula:  (i) the number of limited partner interests in the Existing Partnership held by the limited partner; multiplied by (ii) the net asset value allocable to the limited partners of the Existing Partnership; divided by (iii) the total number of limited partner interests outstanding in the Existing Partnership; divided by (iv) ten (10); and (v) with the results of steps (i), (ii), (iii) and (iv) rounded to the nearest whole number (rounding down to the nearest whole number for fractional interests less than .5 and rounding up to the nearest whole number for fractional interests equal to or greater than .5).  The following chart sets forth the net asset value allocable to the limited partners of each Existing Partnership ((ii) above) and the total number of limited partner interests outstanding in each Existing Partnership ((iii) above), which information, taken together with the number of limited partner interests held by each limited partner, can be used to calculate the number of Units that each limited partner is entitled to receive in the merger:

Partnership	Net Asset Value Allocable to Limited Partners	Total Number of Limited Partner Interests
NTS-III	$10,618,275	12,570
NTS-IV	$17,370,078	24,109
NTS-V	$14,909,175	30,521
NTS-VI	$39,298,351	38,889
NTS-VII	$10,010,922	552,236

For example, if a limited partner owns ten interests in each of the Existing Partnerships, the limited partner will receive the following number of Units in the merger:

Existing Partnership	Interests	Units
NTS-Properties III	10	845
NTS-Properties IV	10	720
NTS-Properties V	10	488
NTS-Properties VI	10	1,011
NTS-Properties VII	10	18

To illustrate the calculation, the limited partner that owns ten interests in NTS-Properties III will receive 845 Units as a result of the merger with the Company based on the following calculation:  10 (interests) x $10,618,275 (Net Asset Value for NTS-Properties III) = 106,182,750/12,570 (Total Number of Interests Outstanding for NTS-Properties III) = 8,447/10 = 845 Units.

Questions

The spokesperson further explained that limited partners also may call the Company’s transfer agent, Registrar & Transfer Company, and its information agent, The Altman Group, at (800) 780-7441 for information regarding the number of Units they are entitled to receive in the merger or any other questions related to the merger, letters of transmittal or list of frequently asked questions.

Where You Can Find More Information

In connection with the merger, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission.  Investors and partnership interest holders are urged to read the registration statement because it contains important information about the merger.  Investors and partnership interest holders may obtain a free copy of the registration statement at the Securities and Exchange Commission’s website at http://www.sec.gov.  The Company also will provide free copies of the registration statement pursuant to written requests directed to Registrar & Transfer Company, P.O. Box 645, Cranford, NJ 07016-0645, Telephone (800) 780-7441, Attention: Corporate Actions.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement referenced above.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.